Exhibit 8.1

March 1, 2013

Azteca Acquisition Corporation

421 N. Beverly Drive

Suite 300

Beverly Hills, CA 90210

Ladies and Gentlemen:

We have acted as counsel to Azteca Acquisition Corporation (“Azteca”), in connection with the Agreement and Plan of Merger, dated January 22, 2013 (the “Merger Agreement”), by and among Azteca, Hemisphere Media Group, Inc. (“Hemisphere”), a direct wholly-owned subsidiary of Cinelatino (as defined below), InterMedia Español  Holdings, LLC (“WAPA”), Cine Latino, Inc. (“Cinelatino”), Hemisphere Merger Sub I, LLC, Hemisphere Merger Sub II, Inc. and Hemisphere Merger Sub III, Inc., providing for the combination of Azteca, WAPA and Cinelatino as indirect wholly-owned subsidiaries of Hemisphere, which will be a parent holding company.  Upon consummation of the transactions contemplated by the Merger Agreement (the “Transaction”), current Azteca stockholders will receive shares of Class A common stock, par value $0.0001 per share, of Hemisphere (“Hemisphere Class A common stock”) to replace their existing shares of Azteca Acquisition Corporation common stock, par value $0.0001 per share (“Azteca common stock”).  Upon consummation of the Transaction, each outstanding Azteca warrant will be automatically converted into the right to acquire shares of Hemisphere Class A common stock on the same terms and conditions as were in effect with respect to such warrants immediately prior to the consummation of the Transaction, as amended by the Warrant Amendment (as described in the Registration Statement).  In connection with the consummation of the Transaction, the current owners of WAPA and Cinelatino will receive shares of Hemisphere’s Class B common stock, par value $0.0001 per share (“Hemisphere Class B common stock”), and an aggregate amount in cash equal to $5,000,000. Azteca, WAPA and Cinelatino will survive as indirect, wholly-owned subsidiaries of Hemisphere.

The time at which the Merger becomes effective is hereafter referred to as the “Effective Time.”  For purposes of this opinion, capitalized terms used and not otherwise defined herein have the meanings ascribed thereto in the Merger Agreement.  This opinion is being delivered in connection with the filing of the registration statement on Form S-4 (the “Registration Statement”) by Hemisphere with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

We have examined (i) the Merger Agreement, (ii) the Registration Statement and (iii) representation letters of Azteca, WAPA and Cinelatino delivered to us in connection with this opinion (the “Representation Letters”).  In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.  We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering such opinion, we have assumed, with your permission, that (i) the Transaction and the amendment of the Azteca warrants  will be effected in accordance with the Merger Agreement and Warrant Amendment, respectively, (ii) the statements concerning the Transaction and the amendment of the Azteca warrants set forth in the Merger Agreement, the Warrant Amendment and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, the representations made by WAPA, Cinelatino and you in the Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time and any representations made in the Agreement or the Representation Letters “to the knowledge of,” or based on the belief of Azteca, WAPA and Cinelatino or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification.  We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Agreement.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, we hereby confirm that the discussion contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences” represents our opinion as to such matters.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Transaction and Warrant Amendment under any state, local or foreign law, or with respect to other areas of U.S. federal taxation.  We do not express any opinion herein concerning any law other than the federal law of the United States.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement, and to the references to our firm name therein.

Very truly yours,

/s/ Greenberg Traurig, LLP

GREENBERG TRAURIG, LLP